Exhibit 3.2

CERTIFICATE OF correction

TO THE

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

PULMATRIX, Inc.

Pursuant to Section 103 of the

General Corporation Law of the State of Delaware

___________________

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does herby certify:

FIRST. The name of the corporation is Pulmatrix, Inc. (the “Company” or the “Corporation”).

SECOND. That a Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”) was filed by the Secretary of State of Delaware on December 15, 2021, and said Certificate of Designation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

THIRD. The inaccuracy or defect of the Certificate of Designation to be corrected are typographical errors in the third recital and in Section 2, whereby in each case the number of shares of Series A Convertible Preferred Stock the Corporation has the authority to issue should have been stated to be “6,746” was instead stated as “6,745”.

FOURTH. The third recital of the Certificate of Designation is corrected in its entirety to read as follows:

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to 6,746 shares of the preferred stock which the Corporation has the authority to issue, as follows:

FIFTH. Section 2 of the Certificate of Designation is corrected in its entirety to read as follows:

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 6,746 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000 (the “Stated Value”).

SIXTH. All other provisions of the Certificate of Designation shall remain unchanged.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction as of the 16th day of December, 2021.

PULMATRIX, Inc.,
a Delaware corporation

By:	/s/ Teofilo Raad
Teofilo Raad
Chief Executive Officer